9586 I-25 Frontage Rd. Ste. 200 Longmont, CO 80504 USA Telephone (303) 774-3200 Fax (303) 678-9275 www.appliedfilms.com

May 15, 2006

Mr. Lawrence D. Firestone
Applied Films Corporation

Dear Larry,

This letter is for the purpose of resolving the open issues between you, Applied Films Corporation (the “Company”) and Applied Materials, Inc (“AMAT”) with regard to the Severance Agreement between you and the Company dated July 26, 2002. We and you agree as follows:

1.	The 73,722 options to purchase shares of the Company’s common stock which were unvested as of May 3, 2006 (the “Specified Options”) are and will remain vested.

2.	You agree to remain employed at the Company in your current position until the earlier of (a) thirty days after the closing under the Agreement and Plan of Merger between the Company, Blue Acquisition, Inc and AMAT dated May 4, 2006 (the “Closing’), or (b) September 1, 2006. During your continued employment with the Company in your current position, your compensation and benefits will remain the same.

3.	If you fulfill the obligations under paragraph 2 above, the Company (as the Surviving Corporation) will pay the Severance Benefits and fulfill its other obligations to you under your Severance Agreement in accordance with its terms; provided, however, that if the Closing has not occurred by September 1, 2006, you would be entitled to terminate your employment with the Company and retain the rights under your vested options, including the Specified Options, but would not be entitled to Severance Benefits or any other benefits triggered by a Qualifying Termination under the Severance Agreement unless you are entitled to terminate for Good Reason under Sections 2.15 (b), (c) or (d) under the Severance Agreement .

4.	Except as provided after the word “unless” in paragraph 3 above, if, prior to the times specified in paragraph 2 above, you voluntarily terminate your employment for other than death or disability (as defined in the Severance Agreement), or are terminated for Cause, you will forfeit any right to Severance Benefits and any other benefits triggered by a Qualifying Termination under the Severance Agreement.

Cause, you will forfeit any right to Severance Benefits and any other benefits triggered by a Qualifying Termination under the Severance Agreement.

5.	All other provisions of the Severance Agreement remain unchanged and if the Closing never occurs, this letter agreement will be of no force or effect.

If you agree with the terms of this letter agreement, please sign and return a copy of this letter.

APPLIED FILMS CORPORATION By /s/ Thomas T. Edman —————————————— Thomas T. Edman, President and CEO

Accepted:

/s/ Lawrence D. Firestone
——————————————
Lawrence D. Firestone

May 15, 2006